                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  FORM 8-K/A

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): February 18, 1999



                                 Voxware, Inc.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


   Delaware                         0-021403                      36-3934824
--------------                   --------------              -------------------
(State or other                  (Commission File            (IRS Employer
jurisdiction of                  Number)                     Identification No.)
incorporation)



305 College Road East, Princeton, New Jersey                            08540
--------------------------------------------                         -----------
(Address of principal executive offices)                              (Zip Code)



      Registrant's telephone number, including area code: (609) 514-4100
                                                          --------------


                                Not Applicable
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.
---------------------------------------------

     On February 18, 1999, Voxware, Inc. (the "Company" or "Voxware"), through its wholly-owned subsidiary, Verbex Acquisition Corporation ("VAC"), acquired substantially all of the assets of Verbex Voice Systems, Inc. ("Verbex") pursuant to an asset purchase agreement, dated February 4, 1999 (the "Verbex Agreement"). The acquired assets included:

     (i) equipment, furniture and fixtures, computers, computer hardware and software, tools and supplies;

     (ii)    accounts receivable;

     (iii) inventories of raw materials, work-in-process and finished goods used or useful in the conduct of Verbex's business;

     (iv) all of Verbex's rights under (a) the leases relating to Verbex's facility in Cambridge, Massachusetts and Verbex's office space located in Centerville, Utah and (b) specified leases and rental agreements covering machinery, equipment, furniture and fixtures, computers, computer hardware and software, tools, supplies and other tangible assets used in Verbex's business;

     (v) all of Verbex's rights under its value added reseller ("VAR") agreements, customer agreements and other specified agreements relating to the business of Verbex;

     (vi) all operating data and records of Verbex relating to the ownership or the operation of the assets and to the assumed liabilities; and

     (vii) all industrial and intellectual property rights owned or controlled by Verbex, including, patents, patent applications, patent rights, trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights and trade secrets.

     VAC assumed Verbex's obligations under the contracts assumed by VAC arising after the closing date and all outstanding development and support commitments and warranties extended by Verbex prior to the closing date with respect to its products in the ordinary course of business and VAC assumed certain other specified liabilities (the "Specified Liabilities"). The Verbex Agreement provides that the aggregate amount to be paid by VAC with respect to the Specified Liabilities is not to exceed $509,034 unless the Adjusted Net Asset Value (described below) of the assets purchased from Verbex exceeds $400,000. If the Adjusted Net Asset Value of the assets exceeds $400,000, VAC will pay in excess of $509,034 with respect to the Specified Liabilities but only to the extent that the Adjusted Net Asset Value of the assets exceeds $400,000.

     The purchase price for the Verbex assets consists of $5,200,000, subject to adjustment as described below, and the assumption of certain liabilities. On the closing date, VAC paid to Verbex $4,800,000 in cash and placed $400,000 in an escrow account pursuant to an escrow agreement. All the cash used to purchase the assets of Verbex came from the Company's cash on hand.

     The amount of the purchase price is subject to adjustment if and to the extent that (A) the sum of (i) the amount of cash received by VAC during the period between February 18, 1999 and September 7, 1999 from the sale of inventory included in the acquired assets and from the collection of accounts receivable included in the acquired assets, (ii) $40,000, (iii) prepaid expenses and revenues in excess of billings, each as of September 7, 1999 and (iv) 50% of net book value as of December 31, 1998 of equipment, furniture and improvements acquired by VAC and 100% of net book value as of December 31, 1998 of other non-current assets acquired by VAC, minus (B) the sum of (i) the
                                             -----
aggregate amount of the Specified Liabilities paid by VAC as of September 7, 1999, and (ii) any damage, loss, cost, expense or liability for which VAC has made or shall (as of September 7, 1999) be entitled to make an indemnification claim under the Verbex Agreement (the foregoing amount is defined as the "Adjusted Net Asset Value"), is less than $400,000. Under certain circumstances, up to $50,000 can remain in escrow for an additional six months following September 7, 1999, to the extent that the Adjusted Net Asset Value is less than $400,000 because of unsold inventory.

     The business acquired by the Company is to provide noise-robust speech recognition systems to the industrial, manufacturing and warehousing markets. Verbex operated within the "Automatic ID" market by selling solutions that complement bar-code scanning and industrial data terminals in the warehouse, factory or other industrial setting for applications such as warehouse picking, logistics receiving, warehouse inventory and cycle counting, manufacturing inspection, package and letter sorting, remittance processing and lumber grading. Speech recognition products are designed to provide the ability to input data that cannot be easily bar-coded, where key entry is impractical or where productivity or safety are enhanced by having the workers' hands free while performing their jobs. Verbex distributed and the Company intends to distribute its products to industrial and commercial customers primarily through value added resellers, systems integrators and international distributors. In addition, Verbex made and the Company intends to make direct sales to certain strategic accounts.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
---------------------------------------------------------------------------

(a)  Financial Statements of Business Acquired.

     The balance sheet of Verbex as of December 31, 1998 and the related statement of operations, statement of stockholders' deficit and statement of cash flows for the year ended December 31, 1998, and the notes thereto, and the report of Arthur Andersen LLP, are included herein.

(b)  Pro Forma Financial Information.

     Voxware's unaudited pro forma condensed combined statements of operations for the year ended June 30, 1998 and the six months ended December 31, 1998 and unaudited pro forma condensed combined balance sheet as of December 31, 1998, reflecting Voxware's acquisition of substantially all of the assets of Verbex and Voxware's proposed sale (the "Sale") of substantially all of its assets to Ascend Communications, Inc. ("Ascend"), are included herein.

(c)  Exhibits.
     --------

     2.1 Asset Purchase Agreement, dated February 4, 1999, by and among Verbex Voice Systems, Inc., Voxware, Inc. and Voxware Acquisition Corporation.*

    23.1  Consent of Arthur Andersen LLP.
_______________

* Filed as an exhibit to the Company's Current Report on Form 8-K dated February 18, 1999 and filed March 5, 1999.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


  To Verbex Voice Systems, Inc.:

  We have audited the accompanying balance sheet of Verbex Voice Systems, Inc. (a New Jersey corporation) as of December 31, 1998, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Verbex Voice Systems, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
  Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                           /s/  Arthur Andersen LLP

  Princeton, New Jersey
  February 16, 1999 (except with respect to the matter
                     discussed in note 12, as to which the date is February 18, 1999)

                          VERBEX VOICE SYSTEMS, INC.
                                 BALANCE SHEET
                               December 31, 1998


      Assets
    ----------
Current assets:
  Cash                                                      $   73,747
  Accounts receivable, less allowance for doubtful
     accounts of $52,196                                       587,708
  Revenues in excess of billings                                75,000
  Inventory                                                    261,705
  Prepaid expenses and other current assets                      4,131
                                                            ----------

         Total current assets                                1,002,291

Equipment, furniture and improvements, net                      81,898
Other assets                                                    14,232
                                                            ----------

         Total assets                                       $1,098,421
                                                            ==========

    Liabilities and Stockholders' Deficit
----------------------------------------------

Current liabilities:
  Note payable to bank                                      $  220,000
  Convertible notes payable to stockholders                  3,999,946
  Accounts payable                                             129,297
  Accrued expenses                                           1,686,867
  Deferred revenue                                              76,135
                                                            ----------

     Total current liabilities                               6,112,245
                                                            ----------

Commitments and contingencies


Stockholders' deficit:
  Preferred stock, $.01 par value, authorized 9,481,794
     shares; issued and outstanding 8,722,072 shares
     (liquidation value $20,631,723)                            87,221
  Common stock, $.01 par value, authorized
     12,500,000 shares; issued and outstanding
     546,867 shares                                              5,469
  Deferred compensation                                        (17,618)
  Additional paid-in capital                                16,905,485
  Accumulated deficit                                      (21,994,381)
                                                           -----------

     Total stockholders' deficit                            (5,013,824)


     Total liabilities and stockholders' deficit            $1,098,421
                                                            ==========


                See accompanying Notes to Financial Statements

                          VERBEX VOICE SYSTEMS, INC.

                            Statement of Operations

                         Year ended December 31, 1998




Net product sales and development contract
 and service revenue                          $ 2,561,759
Cost of sales                                     830,718
                                              -----------
     Gross profit                               1,731,041
                                              -----------

Operating expenses:
 Selling expenses                                 961,428
 Research and development expenses              1,018,224
 General and administrative expenses              377,994
                                              -----------
     Total expenses                             2,357,646
                                              -----------

     Loss from operations                        (626,605)
                                              -----------

Other income (expense):
 Interest income                                    9,241
 Interest expense                                (389,071)
 Other                                               (123)
                                              -----------
     Total other income (expense)                (379,953)
                                              -----------
     Net loss                                 $(1,006,558)
                                              ===========


                See accompanying Notes to Financial Statements

                          VERBEX VOICE SYSTEMS, INC.

                      Statement of Stockholders' Deficit

                         Year ended December 31, 1998



                                                      Par value
                               Number of shares   issuance proceeds
                              ------------------  -----------------                    Additional
                              Preferred  Common   Preferred  Common    Deferred          paid-in         Accumulated
                                stock     stock     stock    stock   Compensation        capital           deficit        Total
                              ---------  -------  ---------  ------  -------------  ------------------  -------------  ------------



Balance, December 31, 1997    8,722,072  546,867    $87,221  $5,469     $ (49,519)        $16,905,485   $(20,987,823)  $(4,039,167)
   (see Note 2)

Net loss                              -        -          -       -             -          (1,006,558)    (1,006,558)
Compensation expense                  -        -          -       -        31,901                   -              -        31,901
                              ---------  -------  ---------  ------  ------------   -----------------   ------------   -----------

Balance, December 31, 1998    8,722,072  546,867    $87,221  $5,469     $( 17,618)        $16,905,485   $(21,994,381)  $(5,013,824)
                              =========  =======  =========  ======  ============   =================   ============   ===========



                See accompanying Notes to Financial Statements.

                          VERBEX VOICE SYSTEMS, INC.

                            Statement of Cash Flows

                         Year ended December 31, 1998



Cash flows from operating activities:
 Net loss                                                                   $(1,006,558)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation and amortization                                               65,617
     Benefit for doubtful accounts                                              (62,808)
     Inventory reserve                                                         (185,203)
     Noncash employee compensation                                               31,901
     Changes in operating assets and liabilities:
       Increase in accounts receivable                                         (400,253)
       Decrease in revenues in excess of billings                               105,000
       Decrease in inventory                                                    262,302
       Decrease in prepaid expenses and other current assets                     12,140
       Increase in accounts payable                                              61,788
       Increase in accrued expenses                                             448,032
       Decrease in deferred revenue                                            (165,758)
                                                                            -----------
       Net cash used in operating activities                                   (833,800)
                                                                            -----------

Cash flows from investing activities:
 Purchases of equipment, furniture & improvements                               (22,427)
 Refunds of deposits                                                                336
                                                                            -----------
       Net cash used in investing activities                                    (22,091)
                                                                            -----------

Cash flows from financing activities:
 Proceeds from the issuance of convertible notes payable to stockholders        403,300
 Proceeds from the issuance of note payable to bank                             220,000
                                                                            -----------
       Net cash provided by financing activities                                623,300
                                                                            -----------

       Net decrease in cash                                                    (232,591)
Cash, beginning of period                                                       306,338
                                                                            -----------

Cash, end of period                                                         $    73,747
                                                                            ===========

Supplemental disclsoures of cash flow information -
 Cash paid during the year for interest                                     $       -0-
                                                                            ===========



                See accompanying Notes to Financial Statements

                          VERBEX VOICE SYSTEMS, INC.

                         Notes to Financial Statements



(1)  Organization and Operating Matters
     ----------------------------------

     Verbex Voice Systems, Inc. (the Company) was formed in 1985, and is engaged in the development, manufacture and sale of continuous speech recognition products that enable people to interact with computers using normal conversational speech. The Company has developed and installed commercial products for targeted vertical markets where significant productivity improvements from the use of speech can be realized. These markets include financial trading, package sortation, factory automation and laboratory results reporting.

     In 1993, the Company introduced a family of products, Listen/TM/ for Windows, for the Microsoft Windows/TM/ markets. Listen for Windows is the first continuous speech recognition interface available for Microsoft Windows and is intended for use with popular software programs such as spreadsheets, word processing, personal computer graphics and computer-aided-design. In March 1994 the Company released the first software-only version of Listen for Windows.

     The Company has incurred operating losses during each year or period since inception and has funded its operating losses and working capital requirements from private sales of preferred stock aggregating approximately $17.0 million and an additional $3.9 million of subordinated debt through December 31, 1998. However, the Company's current working capital deficiency, total stockholders' deficit, its lack of a future commitment for additional equity or debt financing and the uncertainties associated with its entrance into the markets addressed above create substantial doubt about the Company's ability to continue as a going concern. The Company has entered into a definitive agreement for the sale of substantially all of its assets for approximately $5.2 million in cash. See Note 12 for further discussion.

(2)  Summary of Significant Accounting Policies
     ------------------------------------------

     Use of Estimates
     ----------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Revenues
     --------
     In general, the Company recognizes revenues on sales when products are shipped. Revenues under long-term development contracts are recognized under the percentage-of-completion method in the ratio that costs incurred to date bear to estimated total costs. Costs and estimated earnings in excess of billings on long-term development contracts in progress are recorded as an asset on the Company's balance sheet. A provision is made for the full amount of anticipated losses, if any, in the period in which they are first determinable. Maintenance revenues are recognized on a straight-line basis over the terms of the agreements, which are generally one-to three-year periods.

     The Company permits the return of defective products in accordance with its limited warranty policy; accordingly, a provision for sales returns is recorded upon shipment.

                          VERBEX VOICE SYSTEMS, INC.

(2)  Summary of Significant Account Policies, cont.
     ----------------------------------------------

     Inventory
     ---------
     Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     Equipment, Furniture and Improvements
     -------------------------------------
     Equipment, furniture and improvements are stated at cost. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations. The cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized. Depreciation is calculated using the straight-line method for financial reporting purposes (accelerated methods for tax purposes) based on the estimated lives of the respective assets (5 to 10 years):

     Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

     Stock Options and Other Stock Compensation
     ------------------------------------------
     The Company records stock option expense based on the difference between the fair market value of the shares underlying the option grant and the stated exercise price determined at the time of grant. The expense is recorded ratably over the stated vesting period.

     Common stock and preferred stock are issued for certain services rendered and charged to operations as an expense. Such expenses are computed using the fair market value of the Company's various stock issues, which are determined by the Company's Board of Directors.

     Research and Development Costs
     ------------------------------
     Costs of research and new product development are charged to operations as incurred.

     Reclassification
     ----------------
     Prior to 1998, the Company included accumulated compensation charges associated with stock options issued at less than fair value on the grant date in accrued expenses. At December 31, 1997, accrued expenses included $294,366 related to these options. During the year ended December 31, 1998, the Company determined that the gross amount of the compensation to be recorded should be reflected as additional paid-in-capital and as deferred compensation, with the amount formerly included as accrued expense reducing the deferred compensation. As a result of this classification, the stockholders' deficit as of December 31, 1997 has been adjusted by $294,366 from $4,333,533 to $4,039,167.

     Impairment of long-lived assets and long-lived assets to be disposed of
     -----------------------------------------------------------------------
     Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                          VERBEX VOICE SYSTEMS, INC.

     Comprehensive Income
     --------------------
     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company has adopted SFAS 130 in 1998 and has no other comprehensive income items to report.


(3)  Inventory
     ---------

     Inventory, net consists of the following components at December 31, 1998:


                Raw materials                   $104,852
                Work-in-process                   11,347
                Finished goods                   130,506
                                                --------
                                                $246,705
                                                ========

(4)  Equipment, Furniture and Improvements, Net
     ------------------------------------------

     Equipment, furniture and improvements, net, consist of the following at December 31, 1998:


                Equipment                       $1,120,305
                Office furniture                    70,497
                Leasehold improvements              26,552
                                                ----------
                                                 1,217,354
                Less accumulated depreciation
                   and amortization              1,135,456
                                                ----------
                Equipment, furniture and
                   improvements, net            $   81,898
                                                ==========

(5)  Notes Payable
     -------------

     Bank
     ----
     In November 1998, the Company entered into a new senior debt arrangement with a consortium of financial institutions. The Notes Payable outstanding at December 31,1998 of $220,000 bears interest at 12%, is payable upon demand and is secured by accounts receivable.

     Stockholders
     ------------
     Convertible Notes in the aggregate principal of $3,999,946 are subordinate to the bank facility. In May 1998, the Company completed a Note Financing of $403,300. The Notes issued to certain of the Company's existing investors and employees are payable upon demand after June 30, 1999, and bear an interest rate of 10% per annum. In the event of a sale or liquidation, these Notes carry a ten times liquidation preference, but in both events are subordinated to the bank debt. In conjunction with this financing, the due dates of substantially all the Notes Payable to Stockholders outstanding at December 31, 1998 were extended to June 30, 1999. These notes shall convert to equity securities and two warrants for each one dollar of principal upon the completion of "financing". A "financing" shall mean the next equity or combined equity/debt financing, with gross proceeds of at least $2 million, undertaken by the Company in which at least fifty percent of the funds invested is invested by parties unaffiliated with the Company.

                          VERBEX VOICE SYSTEMS, INC.

     In June 1997, the Company completed a Note financing for $419,000. These notes, issued to certain of the Company's existing investors and employees are payable upon demand after June 30, 1999 (original due date of June 30, 1998 was extended in conjunction with the issuance of the May 1998 Notes) and bear interest at a rate of 10% per annum. In the event of a sale or liquidation, these Notes carry a ten times liquidation preference, but in both events are subordinated to the bank debt.

     In April 1996, the Company completed a Bridge Note financing totaling $669,000. These notes issued to certain of its existing investors are payable upon demand after June 30, 1998 (original due date of June 30, 1997 was extended in conjunction with the issuance of additional Notes in June 1997 and May 1998) and bear interest at 10% per annum. These notes shall convert to equity securities upon the completion of a "financing", as defined above. In the event of a sale or liquidation, these Notes carry a four times liquidation preference, but in both events are subordinated to the bank debt.

     In September 1995, the Company completed a Bridge Note financing totaling $516,000. These notes issued to certain of its existing investors are payable upon demand after June 30, 1999 (original due date of December 31, 1996 was extended in conjunction with the issuance of additional Notes in April 1996, June 1997 and May 1998) and bear interest at 10% per annum. These notes shall convert to equity securities upon the completion of a "financing", as defined above. In the event of a sale or liquidation, these Notes carry a four times liquidation preference, but in both events are subordinated to the bank debt.


     In February 1995, the Company completed a Bridge Note financing in the amount of $709,793. These notes issued to certain of the Company's existing investors are payable upon demand after June 30, 1999 (original due date of December 31, 1995 was extended in conjunction with the issuance of additional Notes in September 1995, April 1996, June 1997 and May 1998) and bear interest at 10% per annum. These notes shall convert to Series G Preferred Stock upon the completion of a "financing", as defined above.

     In June 1994, the Company completed a Bridge Note financing totaling $1,282,853. These notes issued to certain of its existing investors are payable upon demand at June 30, 1999 (original due date of December 31, 1994 was extended in conjunction with the issuance of additional Notes in February 1995, September 1995, April 1996 and June 1997) and bear interest at 10% per annum. These notes shall convert to Series G Preferred Stock upon the completion of a "financing", as defined above. Series G Preferred Stock will be registered with applicable authorities upon conversion of these notes.

(6)  Capital Stock
     -------------
     The Company has reserved shares of authorized common stock for: a) the potential conversion of all authorized preferred stock, and b) employee stock options. As of December 31, 1998, there were 10,931,794 shares of common stock reserved for issuance.

     Preferred Stock
     ---------------
     The Company has the following six authorized series of preferred stock as of December 31, 1998:


Series A convertible preferred stock ("Preferred A Stock")    Series D convertible preferred stock ("Preferred D Stock")
Series B convertible preferred stock ("Preferred B Stock")    Series E convertible preferred stock ("Preferred E Stock")
Series C convertible preferred stock ("Preferred C Stock")    Series F convertible preferred stock ("Preferred F Stock")


                                   Shares     Date of
                       Shares    issued and   original  Issuance   Par   Issuance   Conversion  Liquidation
Description          authorized  outstanding  issuance   price    value  par value    price     obligation
-------------------  ----------  -----------  --------  --------  -----  ---------  ----------  -----------
Preferred A Stock       333,600      333,600   0/31/86    $10.00   $.01    $ 3,336      $10.00       $10.00
Preferred B Stock       300,000      300,000  01/27/88      1.25    .01      3,000        1.50         2.43
Preferred C Stock     1,208,611    1,208,611  10/21/88      1.35    .01     12,086        1.35         2.07
Preferred D Stock     2,979,378    2,979,378  08/25/89      1.35    .01     29,794        1.35         1.93
Preferred E Stock     1,060,205    1,045,542  07/16/91      1.50    .01     10,456        1.50         1.81
Preferred F Stock     3,600,000    2,854,941  07/12/93      2.25    .01     28,549        2.25         2.25
                      ---------    ---------                               -------

Totals                9,481,794    8,722,072                               $87,221
                      =========    =========                               =======

                          VERBEX VOICE SYSTEMS, INC.

On the initial closing of the Series F convertible preferred stock private placement offering, the terms of the various existing series of preferred stock were amended to coordinate the rights, limitations, and preferences of the existing series of preferred stock with those of the Series F preferred stock, which included the elimination of redemption rights. All preferred stock dividends ceased accruing on March 31, 1993 and an aggregate of $3,205,000 was added to the existing liquidation obligation of each series of preferred stock. For all series of preferred stock, there is an automatic conversion in the event of a qualified public offering. Each preferred share is convertible into one share of common stock at the applicable conversion price, which is subject to adjustment. In addition, the holders of each series of currently outstanding preferred stock have the first refusal to purchase, with certain exceptions, their proportionate share of any securities offered by the Company. The following chart summarizes the liquidation preferences among the different series of preferred stock:



                                 Liquidation
                     ------------------------------------
                                   Shares
                     Preference    equally    Subordinate
Description             over        with          to
-------------------  ----------  -----------  -----------
Preferred A Stock    Common      None         Pref. B
                                              Pref. C
                                              Pref. D
                                              Pref. E
                                              Pref. F

Preferred B Stock    Common      Pref. C      Pref. D
                     Pref. A                  Pref. E
                                              Pref. F

Preferred C Stock    Common      Pref. B      Pref. D
                     Pref. A                  Pref. E
                                              Pref. F

Preferred D Stock    Common      Pref. E
                     Pref. A     Pref. F
                     Pref. B
                     Pref. C

Preferred E Stock    Common      Pref. D
                     Pref. A     Pref. F
                     Pref. B
                     Pref. C

Preferred F Stock    Common      Pref. D
                     Pref. A     Pref. E
                     Pref. B
                     Pref. C


     Stock Option Plans
     ------------------
     The Company has an Incentive Stock Option Plan (the Incentive Plan) and a Non-Qualified Stock Option Plan (the Non-Qualified Plan). The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly no compensation cost has been recognized for the Incentive Plan. The compensation cost that has been recognized in the accompanying Statement of Operations for the Non-Qualified Plan for the year ended December 31, 1998 was $31,901. Had compensation cost for the Company's stock option plans been determined consistent with FASB Statement No. 123, the Company's 1998 net loss would have increased by $4,188 for a total loss of $1,010,746.

     The Incentive Plan provides for the grant of options to certain officers and employees to purchase shares of the Company's common stock at a price equal to the fair market value of the common stock on the date of grant as determined by the Company's Board of Directors. All options under the Incentive Plan must be exercised within ten years of the date of grant. The total number of shares of common stock for which options can be granted is 24,950. Options granted under this plan become exercisable as determined by the Board of Directors, but not to exceed ten years from the date of grant.

                          VERBEX VOICE SYSTEMS, INC.

     The Non-Qualified Plan provides for the grant of options to employees, directors, and consultants to purchase up to 1,425,050 shares of the Company's common stock. Options granted under this plan are exercisable equally over 48 months from the date of grant and expire no later than ten years from the date of grant.

     During 1998 there were no grants, exercises or cancellations of stock options. As of December 31, 1998, the incentive plan options outstanding were 11,050, all of which are fully vested and exercisable at $.50 per share. Non-Qualified Plan options outstanding as of December 31, 1998 are 1,135,233 of which 1,076,058 are vested, all exercisable at $.20 per share.


(7)  Stockholders' Agreement
     -----------------------

     Pursuant to an Amended and Restated Stockholders' Agreement dated August 25, 1989, as amended (the Stockholders' Agreement), between the Company and the principal holders of preferred stock (the Venture Capital Investors), the Venture Capital Investors have agreed to vote all shares, including all shares subsequently acquired, for the election of eight specified directors. By reason of this provision, the distribution, of the ownership of the Preferred Stock and the provisions included in the Company's Restated Certificate of Incorporation, the existing major Venture Capital Investors will continue to be able to exercise control over the business of the Company for an indefinite period. Unless otherwise agreed to by holders of a majority of voting power of the preferred stock, these provisions will remain in effect for so long as the preferred stock is outstanding or until the Company consummates a public offering of shares of the common stock at an initial public offering price of $5.00 per share and resulting in aggregate gross proceeds to the Company of at least $10,000,000. Nevertheless, by virtue of their share ownership, the existing Venture Capital Investors may continue to be able to control the major decisions of the Company after conversion of all shares of preferred stock and termination of the Stockholders' Agreement.

(8)  Income Taxes
     ------------

     Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) provides for a liability approach to providing for income taxes under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes became payable.

     At December 31, 1998, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $20,000,000 which expire commencing 2001 through 2013.

     The issuances of the various series of convertible preferred stock and convertible notes on their respective dates may be testing dates as defined in the Income Tax Regulations for purposes of determining whether a change in ownership may have occurred which would limit the use of net operating loss carryovers. Such determination has not been made, however, management believes that the results of such calculation would not have a material effect on the financial statements.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting and for income tax purposes. As of December 31, 1998, the Company had deferred tax assets of approximately $7 million related primarily to net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance.

                          VERBEX VOICE SYSTEMS, INC.

(9)  Revenue
     -------
     Revenues for the year-ended December 31, 1998 are comprised of $2,275,144 for product, license, and maintenance and $286,615 of development revenues which are recognized over the period in which the development is performed based on a percentage of completion. Costs of development contracts and service revenues are charged to operations as incurred.

(10) Commitments
     -----------
     Future minimum lease payments under noncancellable operating leases as of December 31, 1998 are:


              Calendar Year
              -------------
                   1999                                  85,963
                   2000                                  12,377
                                                        -------
       Total minimum lease payments                     $98,340
                                                        =======

     Rent expense related to these operating leases totaled $114,193 for the year ended December 31, 1998.


(11) Major Customers
     ---------------

     The package handling industry continues to be a source of significant revenue for the Company. In 1998, revenue from this market segment represented 25% of total revenues. In addition, revenue to certain sectors of the medical field represented 15.0% in 1998.

     During 1998, one customer accounted for 15% of net revenue while another accounted for 11%. Accounts Receivable from these customers was $221,561 and $140,837, respectively as of December 31, 1998.


(12) Subsequent Events
     -----------------

     On February 4, 1999 the Company entered into an acquisition agreement with Voxware, Inc. to sell substantially all the assets of the Company for approximately $5.2 million. This transfer of assets occurred on February 18, 1999.

     Pursuant to this acquisition agreement, Verbex sold both tangible and intangible net assets of the Company used in connection with the conduct of the business described in Note 1 hereto. Included in the sale is all rights to the name Verbex Voice Systems, Inc. and variants thereof. Accordingly, upon closing of this sale, Verbex Voice Systems, Inc. will be renamed VVS Holdings, Inc. ("VVS Holdings"). VVS Holdings will continue operations not purchased by Voxware, Inc.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

BASIS OF PRESENTATION

     On February 18, 1999, Voxware completed the acquisition of substantially all of the assets of Verbex for approximately $5,200,000 in cash, of which $400,000 has been placed in escrow for a period of six months from the closing date and will not be paid to Verbex to the extent that the purchase price paid to Verbex is adjusted downward pursuant to a net asset value calculation set forth in the agreement with Verbex. The transaction (the "Purchase Transaction") will be accounted for as a purchase by Voxware pursuant to Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB 16"). The presentation below also reflects the effect of the sale of substantially all of the assets relating to Voxware's digital speech coding business to Ascend for aggregate cash consideration of $5,100,000, of which $750,000 will be placed in escrow for a period of 18 months to secure Voxware's indemnification obligations under the Asset Purchase Agreement.

     The following unaudited pro forma condensed combined financial information combines the historical statements of operations of Voxware with the historical statements of operations of Verbex (Voxware and Verbex are collectively referred to as the "Combined Company") after giving effect to the Purchase Transaction and the Sale, as if the Purchase Transaction and the Sale had each occurred on July 1, 1997, and the historical balance sheet of Voxware with the historical balance sheet of Verbex as if the Purchase Transaction and the Sale had occurred on December 31, 1998.

     The pro forma amounts below are presented for informational purposes only. These pro forma amounts are not necessarily indicative of the results of operations of the Combined Company that would have actually occurred had the Purchase Transaction and the Sale been consummated as of July 1, 1997 or of the financial condition of the Combined Company had the Purchase Transaction and the Sale been consummated as of December 31, 1998 or of the future results of operations or financial condition of the Combined Company.

     The unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet do not reflect:

     . the operating results of Voxware and Verbex from December 31, 1998 through the closing date of the Purchase Transaction (February 18, 1999),

     . any cost savings the Company expects to achieve as a result of the Purchase Transaction, in particular the elimination of costs associated with administrative activities and facilities, or

     . any cost savings that the Company expects to achieve as a result of the Sale, in particular those expenses associated with the Company's digital speech coding business purchased by Ascend, and the costs associated with the research, development, sales and marketing expenses associated with the Company's digital speech coding business purchased by Ascend. The Company has eliminated from the accompanying pro forma financial statements the revenues and related cost of revenues generated from the IP telephony business.

Verbex 8-k 050399

          The Company has not separated or eliminated the operating expenses associated with the technologies sold to Ascend because the Compnay does not dedicate emoloyees or resources exclusively to the IP telephony market or its other target markets. For example, each of Voxware's engineers, at various times, generally researches and develops technologies that are used in each of the multimedia, consumer devices and IP telephony markets; the Company does not organize its research, development, sales or marketing teams to specifically service and support technologies for its individual target markets. Rather, the Company's efforts towards each of the different markets are commingled among employees and other resources. As such, there are no operating expenses whose elimination is directly attributable to the transaction.

There can be no assurance that the Company will realize any cost savings from the Purchase Transaction or the Sale.

Verbex 8-k 050399

VOXWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 1998
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                         Pro Forma                     Pro Forma
                                                  Historical            Adjustments                   Adjustments
                                           -------------------------    -----------                   -----------
                                                                         Purchase                       Sale to       Pro Forma
                                            Voxware        Verbex       from Verbex     Subtotal        Ascend        Combined
                                           ----------    -----------    -----------    -----------    -----------    -----------
Revenues:
Product revenues:
       License fees......................     $ 2,935        $    --        $    --        $ 2,935        $  (637)4c     $ 2,298
       Royalties and recurring
        revenues.........................       1,918             --             --          1,918            (44)4c       1,874
       Net product sales.................          --          1,905             --          1,905             --          1,905
                                           ----------    -----------    -----------    -----------    -----------    -----------
               Total product revenues....       4,853          1,905             --          6,758           (681)         6,077
   Service revenues......................       1,029            807             --          1,836            (36)4c       1,800
                                           ----------    -----------    -----------    -----------    -----------    -----------
       Total revenues....................       5,882          2,712             --          8,594           (717)         7,877
       Total cost of revenues............         553            722             --          1,275            (14)4c       1,261
                                           ----------    -----------    -----------    -----------    -----------    -----------
               Gross profit..............       5,329          1,990             --          7,319           (703)         6,616
                                           ----------    -----------    -----------    -----------    -----------    -----------
Operating expenses:
   Research and development..............       4,677          1,070             --          5,747             --          5,747
   Sales and marketing...................       3,738          1,003             --          4,741             --          4,741
   General and administrative............       2,467            507          1,274 4b       4,248             --          4,248
                                           ----------    -----------    -----------    -----------    -----------    -----------
     Total operating expenses............      10,882          2,580          1,274         14,736             --         14,736
                                           ----------    -----------    -----------    -----------    -----------    -----------
     Operating loss......................      (5,553)          (590)        (1,274)        (7,417)          (703)        (8,120)
Interest income (expense), net...........         844           (372)           389 4a         861             --            861
                                           ----------    -----------    -----------    -----------    -----------    -----------
Net income (loss)........................     $(4,709)       $  (962)       $  (885)       $(6,556)       $  (703)       $(7,259)
                                           ==========    ===========    ===========    ===========    ===========    ===========
Basic and diluted net loss per
 common share............................     $ (0.37)                                                                   $ (0.56)
                                           ==========                                                                ===========
Weighted average number of common
 shares outstanding......................      12,890                                                                     12,890
                                           ==========                                                                ===========

VOXWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 1998
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                         Pro Forma                     Pro Forma
                                                  Historical            Adjustments                   Adjustments
                                           -------------------------    -----------                   -----------
                                                                         Purchase                       Sale to       Pro Forma
                                            Voxware        Verbex       from Verbex     Subtotal        Ascend        Combined
                                           ----------    -----------    -----------    -----------    -----------    -----------
Revenues:
Product revenues:
  License fees...........................     $   451         $   --         $   --        $   451          $(100)4c     $   351
  Royalties and recurring revenues.......         322             --             --            322             (3)4c         319
  Net product sales......................          --          1,253             --          1,253             --          1,253
                                           ----------    -----------    -----------    -----------    -----------    -----------
     Total product revenues..............         773          1,253             --          2,026           (103)         1,923
 Service revenues........................         490            169             --            659            (24)4c         635
                                           ----------    -----------    -----------    -----------    -----------    -----------
  Total revenues.........................       1,263          1,422             --          2,685           (127)         2,558
  Total cost of revenues.................         237            477             --            714            (10)4c         704
                                           ----------    -----------    -----------    -----------    -----------    -----------
     Gross profit........................       1,026            945             --          1,971           (117)         1,854
                                           ----------    -----------    -----------    -----------    -----------    -----------
Operating expenses:
 Research and development................       1,111            498             --          1,609             --          1,609
 Sales and marketing.....................       1,370            460             --          1,830             --          1,830
 General and administrative..............         858            130            637 4b       1,625             --          1,625
                                           ----------    -----------    -----------    -----------    -----------    -----------
  Total operating expenses...............       3,339          1,088            637          5,064             --          5,064
                                           ----------    -----------    -----------    -----------    -----------    -----------
  Operating loss.........................      (2,313)          (143)          (637)        (3,093)          (117)        (3,210)
Interest income (expense), net...........         355           (203)           206 4a         358             --            358
                                           ----------    -----------    -----------    -----------    -----------    -----------
Net loss.................................     $(1,958)       $  (346)       $  (431)       $(2,735)       $  (117)       $(2,852)
                                           ==========    ===========    ===========    ===========    ===========    ===========
Basic and diluted net loss per
 common share............................     $ (0.15)                                                                   $ (0.21)
                                           ==========                                                                ===========
Weighted average number of common
 shares outstanding......................      13,310                                                                     13,310
                                           ==========                                                                ===========

VOXWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 1998
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                           Pro Forma                     Pro Forma
                                                    Historical            Adjustments                   Adjustments
                                             -------------------------    -----------                   -----------
                                                                           Purchase                       Sale to       Pro Forma
                                              Voxware        Verbex       from Verbex     Subtotal        Ascend        Combined
                                             ----------    -----------    -----------    -----------    -----------    -----------

                   ASSETS
Current assets:
 Cash and cash equivalents.................    $  6,370       $     74       $ (5,274)4a    $  1,170         $   --       $  1,170
 Short-term investments....................       5,382             --             --          5,382             --          5,382
 Accounts receivable, net..................         828            663             --          1,491             --          1,491
 Inventory, net............................          --            262            (40)4a         222             --            222
 Prepaid expenses and other
  current assets...........................         387              4             --            391            (50)4c         341
 Restricted cash-escrow....................          --             --            400 4a         400             --            400
                                             ----------    -----------    -----------    -----------    -----------    -----------
      Total current assets.................      12,967          1,003         (4,914)         9,056            (50)         9,006
Property and equipment, net................         349             82            (41)4a         390            (25)4c         365
Intangibles................................          --             --          5,097 4a       5,097             --          5,097
Other assets, net..........................         126             14             --            140             --            140
                                             ----------    -----------    -----------    -----------    -----------    -----------
                                               $ 13,442       $  1,099       $    142       $ 14,683         $  (75)      $ 14,608
                                             ==========    ===========    ===========    ===========    ===========    ===========
               LIABILITIES AND
       STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Note payable to bank......................    $     --       $    220       $     --       $    220         $   --       $    220
 Convertible notes payable to
  stockholders.............................          --          4,000         (4,000)4a          --             --             --
 Accounts payable and accrued expenses.....         999          1,816           (872)4a       1,943            475 4c       2,418
 Deferred revenues.........................         148             77             --            225             --            225
                                             ----------    -----------    -----------    -----------    -----------    -----------
  Total current liabilities................       1,147          6,113         (4,872)         2,388            475          2,863
                                             ----------    -----------    -----------    -----------    -----------    -----------
Deferred rent..............................         294             --             --            294             --            294

Commitments and contingencies

Stockholders' equity (deficit):

 Preferred stock...........................          --             87            (87)4a          --             --             --
 Common stock..............................          13              5             (5)4a          13             --             13
 Deferred compensation.....................          --            (18)            18 4a          --             --             --
 Additional paid-in capital................      29,965         16,906        (16,906)4a      29,965             --         29,965
 Unrealized loss on available-for-sale
  securities...............................          (2)            --             --             (2)            --             (2)
 Accumulated deficit.......................     (17,975)       (21,994)        21,994 4a     (17,975)          (550)4c     (18,525)
                                             ----------    -----------    -----------    -----------    -----------    -----------
  Total stockholders' equity
   (deficit)...............................      12,001         (5,014)         5,014         12,001           (550)        11,451
                                             ----------    -----------    -----------    -----------    -----------    -----------
                                               $ 13,442       $  1,099       $    142       $ 14,683         $  (75)      $ 14,608
                                             ==========    ===========    ===========    ===========    ===========    ===========

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

1.   SIGNIFICANT ACCOUNTING POLICIES

There are currently no material differences in the Voxware and Verbex (the "Companies") significant accounting policies, and therefore, no consideration has been given to conforming the Companies' significant accounting policies in this pro forma presentation. The Companies do not expect to have material changes to current accounting policies in connection with the Purchase Transaction.

2.   PURCHASE PRICE AND SALES PRICE

Under the terms of the Sale, Voxware agreed to sell substantially all of the assets relating to the Company's digital speech coding business to Ascend for aggregate cash consideration of $5,100,000, of which $750,000 will be placed in escrow for a period of 18 months to secure Voxware's indemnification obligations under the Asset Purchase Agreement. If the Sale to Ascend is not approved by the Company's stockholders, Ascend has the right, but no obligation, to license certain technologies from Voxware. The "Subtotal" columns of the Company's pro forma financial statements reflect the pro forma financial position and results for the periods presented if the Sale is not approved by the Company's stockholders (i.e., the subtotal column gives effect to the Verbex Purchase transaction, but does not give effect to the Ascend Sale transaction).

Under the terms of the Purchase Transaction, Voxware paid $4,800,000 cash on the date of the closing (February 18, 1998) and placed in escrow $400,000 (the "Escrowed Price") for a period of six months from the date of the closing. Voxware will pay the full Escrowed Price six months from closing if the assets acquired at the date of closing exceed the liabilities assumed by a minimum amount as defined in the Purchase Transaction agreement. To the extent there is a deficiency, if any, Voxware will not pay that portion of the Escrowed Price. The Company will use hindsight six months from closing to determine which assets and liabilities were realized. Based on the Verbex balance sheet at December 31, 1998, the assets acquired exceed the liabilities assumed by more than the minimum amount; therefore the accompanying unaudited condensed combined pro forma financial information assumes that the full Escrowed Price will be paid.

3.   LOSS PER COMMON SHARE

The Combined Company has presented its loss per common share for the year ended June 30, 1998 and for the six months ended December 31, 1998 pursuant to Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98.

Basic loss per common share was computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year ended June 30, 1998 and six months ended December 31, 1998. Diluted loss per common share has not been presented, since the impact on loss per share using the treasury stock method is anti-dilutive due to the Company's losses.

4.  PRO FORMA ADJUSTMENTS

(a) The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the elimination of certain Verbex assets not acquired, certain Verbex liabilities not assumed, and the application of the purchase method pursuant to APB 16 for the acquisition of Verbex. Voxware acquired all of Verbex's assets, excluding its cash, and assumed certain operating liabilities as follows: note payable to bank, accounts payable, accrued expenses excluding accrued interest and other accrued liabilities primarily related to employees not hired by Voxware to work for the Combined Company, and deferred revenues. Voxware did not assume the convertible notes payable to Verbex's stockholders, accrued interest, other liabilities primarily related to employees not hired by Voxware to work for the Combined Company, preferred stock, common stock and other equity related items. The estimated purchase price is $5,500,000, which is comprised of the cash payment of $4,800,000 on the closing date, the estimated payment of the full Escrowed Price of $400,000 and estimated transaction costs of $300,000. The application of the purchase method resulted in approximately $5,097,000 in excess of purchase price over net tangible assets acquired as of December 31, 1998. Based on a preliminary analysis, the purchase price is expected to be allocated among the following items, although the allocation amounts have not yet been finalized: capitalized software, customer list and Value-Added-Reseller ("VAR") agreements, workforce , and goodwill. Based on a preliminary analysis performed by Voxware, these intangibles will be amortized over 4 years. The Unaudited Pro Forma Condensed Combined Financial Statements also reflect a reduction of interest expense related to Verbex's notes payable to stockholders, which the Company has not assumed as a result of the Purchase Transaction.

COMPUTATION OF EXCESS PURCHASE PRICE
     Payment of cash at closing                                                       $ 4,800,000
     Escrowed Price (included in restricted cash-escrow and accrued expenses)             400,000
     Transaction costs (included in accrued expenses)                                     300,000
                                                                              -------------------
     Proforma purchase price                                                          $ 5,500,000
                                                                              ===================

Net shareholders' deficit of Verbex at December 31, 1998                              $(5,013,715)
Cash not acquired                                                                         (73,747)
Write-down of inventory to fair market value                                              (40,000)
Write-down of property and equipment to fair market value                                 (40,949)
Convertible notes payable to stockholders not assumed                                   3,999,946
Accrued expenses not assumed                                                            1,571,568
                                                                              -------------------
     Net tangible assets acquired                                                     $   403,103
                                                                              ===================

Pro forma purchase price                                                              $ 5,500,000
Less:  net tangible assets acquired                                                       403,103
                                                                              -------------------
Excess of pro forma purchase price over net tangible value acquired                   $ 5,096,897
                                                                              ===================

     Preliminary Allocation of Excess Purchase Price

     The excess of pro forma purchase price over net tangible assets acquired will be allocated among the following items, although the allocation amounts have not yet been finalized: capitalized software, customer list and Value-Added-Reseller ("VAR") agreements, workforce , and goodwill. Based on a preliminary analysis performed by Voxware, these intangibles will be amortized over 4 years.

(b) The Unaudited Pro Forma Condensed Combined Statements of Operations reflect the amortization of intangibles totaling $1,274,000 for the year ended June 30, 1998 and $637,000 for the six months ended December 31, 1998.

(c) The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the sale of substantially all of the assets relating to Voxware's digital speech coding business for the IP telephony market to Ascend. The
     Unaudited Pro Forma Condensed Combined Balance Sheet reflects accrued transaction costs totaling $475,000, property and equipment transferred to Ascend totaling $25,000, and the reversal of certain transaction costs previously paid totaling $50,000. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended December 31, 1998 and for the year ended June 30, 1998 reflect the elimination of revenues derived from, and cost of revenues associated with, the technologies sold to Ascend for use in the IP telephony market. The Company has not separated or eliminated the operating expenses associated with the technologies sold to Ascend because the Company does not dedicate employees or resources exclusively to the IP telephony market or its other target markets. For example, each of Voxware's engineers, at various times, generally researches and develops technologies that are used in each of the multimedia, consumer devices and IP telephony markets; the Company does not organize its research, development, sales or marketing teams to specifically service and support technologies for its individual target markets. Rather, the Company's efforts towards each of the different markets are commingled among employees and other resources. As such, there are no operating expenses whose elimination is directly attributable to the transaction.

     Subsequent to the sale to Ascend, Voxware will retain the rights to all royalties and other fees due from its existing customers prior to the transaction with Ascend. Voxware will also retain the right to license its technologies to customers in the multimedia and consumer devices markets, and not in the IP telephony market, subject to Ascend's approval. Voxware intends to continue to license its speech technologies to customers in the multimedia and consumer devices markets on a limited basis, although the Verbex business will be the focus of the Company's operations. As such, revenues generated from the multimedia and consumer devices markets have not been eliminated from the Unaudited Pro Forma Condensed Combined Statements of Operations presented.

     The Company expects to record a gain on the Sale to Ascend of approximately $3,800,000 upon approval of the transaction by the Company's stockholders. This gain has not been reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements. The Company also has a $750,000 gain contingency which will be recorded upon receipt of the final $750,000 due from Ascend 18 months following the closing. That amount is being held in escrow as a reserve for any amounts that the Company may have to pay Ascend pursuant to the indemnification provisions in the Asset Purchase Agreement. The gain contingency has not been reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements.

     If the Sale to Ascend is not approved by the Company's stockholders, Ascend has the right, but no obligation, to license certain technologies from Voxware. The "Subtotal" columns of the Company's pro forma financial statements reflect the pro forma financial position and results for the periods presented if the Sale is not approved by the Company's stockholders (i.e., the subtotal column gives effect to the Verbex Purchase transaction, but does not give effect to the Ascend Sale transaction or the optional licenses which Ascend may purchase from Voxware at Ascend's option if the Sale is not approved by Voxware's stockholders).

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        VOXWARE, INC.



Date: May 3, 1999                       By:/s/ Nicholas Narlis
                                           ----------------------------
                                        Nicholas Narlis, Vice President,
                                        Chief Financial Officer, Secretary and
                                        Treasurer

                               INDEX TO EXHIBITS


Exhibit                            Description
-------  ----------------------------------------------------------------------
    2.1 Asset Purchase Agreement, dated February 4, 1999, by and among Verbex Voice Systems, Inc., Voxware, Inc. and Voxware Acquisition Corporation.*

   23.1  Consent of Arthur Andersen LLP.

_______________

* Filed as an exhibit to the Company's Current Report on Form 8-K dated February 18, 1999 and filed March 5, 1999.